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                                                                   EXHIBIT 10.12



           Written Description of Compensatory Plan for David B. Barr

                 Samuels Jewelers, Inc.'s Chairman of the Board

         On November 6, 2000 Mr. Barr became Chairman of the Board, with a compensation in the amount of $28,571 per month. His arrangement also provided for the granting of 100,000 options for common stock of the Company with a strike price of $1.75 per share. Upon commencement of the arrangement, options with respect to 50,000 shares of common stock vested. The remaining options vested 25,000 on July 18, 2001 and 25,000 on January 18, 2002. On August 1, 2001, his compensation was reduced to $12,500 per month. The arrangement can be terminated by either party upon thirty days' notice.